White Mountain Titanium Corporation
Enrique Foster Sur 20
Piso 19 Las Condes Santiago Chile

Gentleman:

We hereby consent to the inclusion in this Form S-1/A Registration Statement of White Mountain Titanium Corporation of the information in our Metallurgical Reports produced between 2005-2009 relating to the Cerro Blanco project, referenced therein, and to our firm as an expert under the heading “Experts” in the Registration Statement, and concur with the summary of such reports in this Registration Statement.

SGS Lakefield Research Limited By: Name: Srdjan Bulatovic, P. Eng. Title: Metallurgical Consultant

Date: April 7, 2009